Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Javo Beverage Company, Inc.

We hereby consent to the use in the prospectus constituting a part of the foregoing Registration Statement on Form S-3 of our report dated February 16, 2006, relating to the financial statements of Javo Beverage Company, Inc. appearing in the Company’s Annual Report on Form 10-KSB as of December 31, 2005 and for the years ended December 31, 2005 and 2004.

We also consent to the reference to us under the caption “Experts” in the prospectus constituting a part of the foregoing Registration Statement on Form S-3.

Farber Hass Hurley & McEwen LLP

Granada Hills, California

January 11, 2007